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                                                                    Exhibit 10.2

August 9, 2000


American Home Products Corporation
Five Giralda Farms
Madison, NJ 07940

Attention:  Kenneth J. Martin
            Senior Vice President and
            Chief Financial Officer

                          MEMORANDUM OF UNDERSTANDING
                          ---------------------------
                     FOR HELIX PROJECT FINANCING GUARANTY
                     ------------------------------------

Dear Mr. Martin:

          Immunex Corporation ("Immunex") plans to construct a new corporate headquarters and research center in Seattle, Washington, known as the "Helix Project," and to finance such construction through the use of an off-balance sheet synthetic lease or alternate financing acceptable to AHP (the "Financing"). The cost of the Financing would be reduced if Immunex's financial obligations under the Financing, to the financial institution or institutions providing funds to Immunex (the "Lenders"), were guaranteed by American Home Products Corporation ("AHP"). In order to achieve such a cost reduction and for other valuable consideration, you have indicated AHP's willingness to provide such a guaranty for Immunex's financial obligations under the Financing on the terms herein described (the "Guaranty"). The execution of this Memorandum of Understanding ("MOU") will allow Immunex to inform potential Lenders of AHP's agreement to provide the Guaranty.

          The parties hereby agree as follows:

     1. AHP agrees, subject to agreement with the Lenders on the terms of a customary definitive agreement and satisfaction of the other agreements contained herein, to provide the Guaranty. The amount of AHP's potential liability under the Guaranty is set forth in Exhibit A hereto. Although the precise nature and scope of the Guaranty remain to be negotiated and agreed among AHP, Immunex and the Lenders, if a synthetic lease is used for the Financing, Immunex's obligations under the Financing will fall into three phases (construction period, payment of rents, and Financing termination) and can be summarized as follows:

          a. Construction Period. As the construction agent for the lessor (a special purpose entity representing the Lenders), Immunex's major obligations will likely include:

               .  hiring of necessary architects and engineers;
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               .  hiring of a general contractor or a group to serve as the construction manager;
               .  leasing the land to the lessor;
               . completing the Helix Project within the prescribed construction period and according to agreed-upon plans and specifications; and
               . completing the Helix Project within the budgeted total project amount (hard and soft costs).

          b. Payment of Rents. Upon completion of construction of the Helix Project (or the end of the construction period), Immunex will begin paying rent. Immunex's primary obligations during this phase will likely include:

               . paying monthly rent based on the selected LIBOR based rate. This rent will be paid directly to the Lenders. The rent will be equal to the monthly interest on the loan that is an implicit part of the Financing; and

               . paying all other occupancy costs, including insurance, taxes, repairs, maintenance, management fees, etc. A synthetic lease would be a "bond lease," meaning that Immunex will pay all costs, including those that are capital in nature (e.g., roof and structure maintenance and repair). Rent will be due even if the property, or a portion thereof, suffers a catastrophic loss or condemnation; provided, however, that the proceeds of insurance and any condemnation award will be made available to Immunex to repair or restore the property.

          c. Financing Termination. Upon termination of the Financing, Immunex will likely have three options:

               . enter into another synthetic lease with the same Lenders or with new lenders;
               . purchase the property for the outstanding loan balance; or . market and sell the property to a third party.

          Immunex could also terminate the Financing by paying a termination fee to the lessor. This fee will not exceed 90% of the total Helix Project cost. In most cases, this will prove an inferior option. If the property is sold, Immunex retains any net sales proceeds in excess of the sum of the outstanding loan/equity balance and any unpaid rental and other obligations. If the property is sold and the net sales proceeds are less than the outstanding loan amount, Immunex must pay the balance remaining. Under no circumstances, will the duration of the Guaranty exceed eight years.

     2. Immunex will collateralize the Financing vis-a-vis the Lenders with $200 million in cash. If Immunex completes an equity offering (an "Offering") in accordance with the terms of a letter agreement between the parties dated the date hereof, it will pledge an additional $100

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million in cash to secure the Financing. To the extent that the total Helix
Project costs exceed $750 million, Immunex will pledge an additional amount of cash to secure the Financing equal to the amount the Helix Project costs exceed $750 million.

     3. Immunex shall pay AHP an annual fee equal to 3% (or a fee equal to an annualized rate of 3%) of the portion of Immunex's outstanding obligations under the Financing that are not cash collateralized, quarterly in arrears calculated on the basis of the average daily balance of Immunex's outstanding obligations not cash collateralized. If Immunex completes an Offering and satisfies its obligations to cash collateralize the Guaranty with an additional $100 million of the proceeds of such Offering, then such fee shall be reduced to 1% of that portion of Immunex's outstanding obligations under the Financing in excess of $300 million, payable on the same basis as set forth above. If a breach by Immunex of any of the terms of the Financing or related documentation (including documents entered into with AHP as described below) remains uncured following applicable cure periods or AHP makes a payment under the Guaranty, such fee shall increase by 1.5%; provided, however, that such fee shall be subsequently reduced by 1.5% if such breach is cured. AHP expects the Financing will contain customary affirmative and negative covenants and events of default consistent with and appropriate for a transaction such as the Financing and a borrower of the size, credit quality and market capitalization of Immunex as determined through arms-length negotiation. In the event such customary covenants are not contained in the Financing, Immunex will make such covenants directly to AHP.

     4. AHP will have a security interest in the Helix Project and cash pledged by Immunex to collateralize the Financing subordinate only to the Lenders. AHP will enter into a customary intercreditor agreement with the Lenders. AHP will have the right to repay all obligations due by Immunex under the Financing at any time after a breach of Immunex's payment obligations in respect to an aggregate amount of $10 million or more under the Financing following customary cure periods; provided, however, that such right shall terminate with respect to such breach in the event that such breach is cured. The terms of the Financing shall include that the Lenders shall look to the cash collateral prior to making a claim on the Guaranty. If the Lenders have been paid in full under the Financing and AHP has made a payment under the Guaranty, AHP will have first and unfettered rights to foreclose on the Helix Project and cash pledged by Immunex to collateralize the Financing to satisfy and be repaid for any amounts paid under the Guaranty.

     5. AHP shall use reasonable good faith efforts to enter into a definitive agreement containing the Guaranty described in Exhibit A as soon as possible after the Lenders are identified.

     6. While this MOU is effective, one party (the "Disclosing Party") may disclose to the other party (the "Receiving Party") confidential or proprietary information of the Disclosing Party ("Confidential Information"). For Immunex, Confidential Information may include, but will not necessarily be limited to, financial information about Immunex, specifications for the Helix Project or other information related to Immunex's business. The Receiving Party shall hold the Confidential Information in confidence, and shall not disclose it to any third party, unless (a) such Confidential Information becomes public through no fault of the Receiving Party,

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(b) the Disclosing Party consents in writing to the disclosure of the
Confidential Information, or (c) the Receiving Party is required by law to disclose the Confidential Information, provided that the Receiving Party gives prior written notice thereof to the Disclosing Party, to the extent reasonably possible. Further, the Receiving Party will not use the Confidential Information for any purpose other than to perform its obligations hereunder. This confidentiality provision shall survive termination or expiration of this MOU for a period of four (4) years.

     7. This MOU shall be governed by, and construed in accordance with, the laws of the State of New York.

     8. This MOU constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject hereof.

     9.   The parties intend that the provisions of this MOU are binding.

     10. This MOU may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by AHP and Immunex in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          If you are in agreement with the terms of this MOU, please sign both originals in the space indicated below and return one fully-executed original.

Sincerely,                               Agreed to by:

IMMUNEX CORPORATION                      AMERICAN HOME PRODUCTS CORPORATION

By:  /s/ David A. Mann                   By:  /s/ Kenneth J. Martin
   ---------------------------------        ------------------------------------
   David A. Mann                            Kenneth J. Martin
   Senior Vice President and                Senior Vice President and
   Chief Financial Officer                  Chief Financial Officer

Date:  Aug. 9, 2000                      Date:  August 9, 2000
     -------------------------------          ----------------------------------

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                                   EXHIBIT A
                                   ---------

     This exhibit identifies the potential and maximum liabilities American Home Products Corporation ("AHP") would assume as guarantor of Immunex's financial (and not operational or other performance) obligations under the proposed Financing.

     Following a default by Immunex, Immunex would be liable for up to 90% of the amount financed (approximately $750 million dollars under the currently proposed facility). Prior to an Offering, up to $550 million of this amount would be guaranteed by AHP. Subsequent to an Offering, $450 million would be guaranteed by AHP.

     AHP's liability for the Immunex default will be reduced by the $200 million (or $300 million subsequent to an Offering) of cash collateral which Immunex has agreed to pledge as security for its obligations. The terms of the Financing shall include that the Lenders shall look to the cash collateral prior to making a claim on the Guaranty, such that the 90% "maximum recourse amount" guaranteed by AHP will be reduced by the Immunex cash collateral.

     Additionally, AHP's liability is mitigated in one of two ways: (1) upon an Immunex default, the lessor is obligated to mitigate Immunex's damages by remarketing the Property for a commercially - reasonable purchase price; (based upon our Seattle market analysis attached as Schedule 1, we believe that the market value for the financed improvements will not be less than 85% of the financed amount, even in a worst-case scenario; the $200 million collateral substantially exceeds this "worst-case" 15% decrease in market value); or (2) alternatively, Immunex or AHP could purchase the property out of the synthetic lease for an amount equal to all amounts due under the synthetic lease documents plus any break funding amount and then, if they choose, to sell the property to a third party. Again, since Immunex is cash collateralizing the first $200 million (or $300 million subsequent to an Offering) of the loan, AHP will only face exposure if the value of the property has decreased by more than $200 million (or $300 million subsequent to an Offering) at the time of the default, which we have determined to be a remote possibility.

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